Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Penns Woods Bancorp, Inc.

We consent to the incorporation by reference in Registration Statements File No. 333-87176, File No. 333-09235, File No. 333-27085, File No. 333-125116, and File No. 333-175214 on Form S-8 of Penns Woods Bancorp, Inc. of our report dated March 10, 2016, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Penns Woods Bancorp, Inc. for the year ended December 31, 2015.

Wexford, PA
March 10, 2016